UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        March 1, 2010

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2372-A Qume Drive, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code       (408) 428-9725

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Effective March 1, 2010, NeoMagic Corporation appointed David Tomasello as its Chairman of the Board.

Mr. Tomasello has been a member of the Board of Directors since October 13, 2009.  Mr. Tomasello has waived any monetary compensation.  In addition to being the Managing Director of Bluestone Financial Ltd., Mr. Tomasello is also the managing partner of Attiva Capital Partners, Ltd., an independent investment firm. He is a member on the board of director for Corimon, a Venezuelan conglomerate engaged in the manufacture, distribution and sale of paints, resins, packaging materials and ink.  He is a shareholder of WorldGate Communications, Inc. and until recently was a member of their board of directors. WorldGate is a leading provider of personal video phones and related technology. Mr. Tomasello formerly served on NeoMagic's board of Directors from August 2008 to September 2008. Mr. Tomasello is a graduate of Boston University with a BS/BA degree in finance.

Effective March 1, 2010, NeoMagic Corporation appointed Syed Zaidi as its President and Chief Executive Officer.

Mr. Zaidi has been the Company’s President and Interim Chief Executive Officer since January 19, 2010.  Prior to that time, Mr. Zaidi was the Company’s Chief Operating Officer and a member of the Board of Directors since February 2007 and will continue to serve as a Director.  Mr. Zaidi, who is 51 years old, has been with the Company since 1995.  His previous positions has included serving as the Company’s Vice President of Engineering from May 2000 until February 2007.

Prior to joining NeoMagic, Mr. Zaidi worked at Sierra Semiconductor, where he was responsible for systems engineering of Multimedia products and at Raytheon where he too worked in multimedia semiconductors for high-end Graphics development. He has also worked at Advance Micro Research where he designed and developed UNIX based multi-user systems, multiple Video and Graphic ASICs for Multimedia products. The holder of various US patents, he has a Bachelor of Electrical & Electronics Engineering from Leeds University, England and a BSET from Indiana State University.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date:	March 3, 2010	/s/ Syed Zaidi
SYED ZAIDI
President and Chief Executive Officer

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